Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Immunic, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Rule 457(c)	55,944,067	$1.225	$68,531,482.08	$147.60 per $1,000,000	$10,115.25	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-
	Total Offering Amounts					$68,531,482.08		$10,115.25
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$10,115.25
(1)	There is also being registered hereunder an indeterminate number of additional shares of common stock as shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Includes 11,192,781 shares of common stock issuable upon exercise of the warrants.
(3)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per shares of common stock and the maximum aggregate offering price are based on the average of the $1.25 (high) and $1.20 (low) sale price of the registrant’s common stock as reported on the Nasdaq Global Select Market on February 12, 2024, which date is within five business days prior to filing this Registration Statement.